INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

New licensing activity drives 51% year-over-year growth in total annual revenue to record $665.9 million mark

WILMINGTON, DE. - February 23, 2017 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2016.
Fourth Quarter 2016 Financial Highlights

•
Fourth quarter 2016 total revenue was $273.9 million, compared to $112.1 million in fourth quarter 2015. The $161.8 million increase in total revenue was primarily attributable to a license agreement signed during the quarter. Primarily as a result of that agreement, past patent royalties totaled $180.3 million.

•	Fourth quarter 2016 recurring revenue was $93.6 million, consisting of current patent royalties and current technology solutions revenue, and was relatively flat compared to fourth quarter 2015.

•
Operating expenses were $64.7 million, a 10% increase compared to $58.8 million in fourth quarter 2015, primarily attributable to higher incentive-based performance compensation and patent amortization, and due diligence costs. Intellectual property enforcement expenses were $3.5 million, a 30% decrease compared to $5.1 million in fourth quarter 2015.

•	Net income[1] was $136.5 million, or $3.85 per diluted share, compared to $33.0 million, or $0.92 per diluted share, in fourth quarter 2015.
Full Year 2016 Financial Highlights

•
Full year 2016 total revenue was $665.9 million compared to $441.4 million in 2015, a 51% increase. This reflected an increase in past sales from $68.7 million in 2015 to $309.7 million in 2016, offset by slightly lower recurring revenue in 2016.

•	Recurring revenue was $356.2 million in 2016, representing a decrease of 4% compared to $372.8 million in 2015. The decrease was primarily attributable to lower per-unit royalty revenue.

•
2016 operating expenses were $228.5 million, compared to $232.9 million in 2015. Intellectual property enforcement and non-patent litigation expenses were $16.5 million, a 49% decrease compared to $32.7 million in 2015.

•	Net income was $309.0 million, or $8.78 per diluted share, compared to net income of $119.2 million, or $3.27 per diluted share, in 2015.

•
During 2016, the company recorded $430.8 million of cash provided by operating activities, compared to $114.5 million in 2015. The company generated $392.2 million and $81.0 million of free cash flow[2] in 2016 and 2015, respectively. These increases were primarily the result of new patent license agreements.

“2016 was a tremendous year for the company, reflecting the strength of our research contributions as well as the leverage and power of the research-based licensing business model,” said William J. Merritt, President and CEO of InterDigital. “In addition to our successes in helping to define 5G and future Internet of Things technologies on the research side, our licensing efforts drove substantial cash flow while we were able to slightly reduce overall expenses on a year-over-year basis.”
Additional Financial Highlights for Fourth Quarter 2016

•
In fourth quarter 2016, the company recorded $233.3 million of cash provided by operating activities, compared to $86.8 million in 2015. The company generated $222.5 million and $79.2 million of free cash flow in fourth quarter 2016 and fourth quarter 2015, respectively. These increases were primarily the result of new patent license agreements.

•	During fourth quarter 2016, the company acquired Hillcrest Laboratories, Inc., a pioneer in sensor processing technology, for approximately $48.0 million in cash, net of $0.4 million cash acquired.

•
The company's fourth quarter 2016 effective tax rate was approximately 34.0% compared to 31.1% during fourth quarter 2015 based on the statutory federal tax rate net of discrete federal and state taxes.

•	Ending cash and short-term investments totaled $952.8 million.
Additional Financial Highlights for Full Year 2016

•
The $4.3 million decrease in operating expenses was primarily attributable to the $16.1 million decrease in intellectual property enforcement and non-patent litigation and a $5.7 million decrease in commercial initiatives expense. These decreases were partially offset by a $9.3 million increase in performance-based compensation, driven by increased accrual rates as a result of new patent license agreements signed during 2016. Additionally, depreciation and amortization increased $4.8 million due to the growth of our patent portfolio.

•	During 2016, the company repurchased 1.3 million shares of common stock for $64.7 million.

•
The company's 2016 effective tax rate was approximately 27.7% as compared to 35.7% in 2015, based on the statutory federal tax rate net of discrete federal and state taxes. The decrease in the effective tax rate was primarily attributable to the net benefit of including a domestic production activities deduction for the current year and the benefit recorded for amending prior returns to claim the deduction, neither of which were included in the prior year.

Near-Term Outlook:
InterDigital currently expects that sales volumes of the company's per-unit licensees in fourth quarter 2016 and the new agreements signed during 2016 will drive first quarter 2017 total revenue to a range of between $91 million and $96 million, comprised entirely of recurring revenue. This revenue guidance is based on royalty reports received to date, and does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2017.
Conference Call Information
InterDigital will host a conference call on Thursday, February 23, 2017 at 10:00 a.m. Eastern Time to discuss its fourth quarter 2016 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (877) 795-3638 within the United States or +1 719 325-4908 from outside the United States. Please call by 9:50 a.m. ET on February 23 and give the operator conference ID number 1701762.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 23 through 1:00 p.m. ET February 28. To access the recorded replay, call (888) 203-1112 or +1 719 457-0820 and use the replay code 1701762.

About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our current expectations with respect to the company's first quarter 2017 revenue. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during first quarter 2017; (x) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xi) changes or inaccuracies in market projections; and (xii) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
REVENUES:
Per-unit royalty revenue	$14,031	$59,566	$168,050	$234,836
Fixed fee amortized royalty revenue	73,678	31,718	177,614	131,837
Current patent royalties	87,709	91,284	345,664	366,673
Past patent royalties	180,280	16,720	309,696	65,814
Total patent licensing royalties	267,989	108,004	655,360	432,487
Current technology solutions revenue	5,879	1,326	10,494	6,096
Past technology solutions revenue	—	2,768	—	2,852
	$273,868	$112,098	$665,854	$441,435

OPERATING EXPENSES:
Patent administration and licensing	31,943	29,201	113,544	120,401
Development	18,295	19,767	68,733	72,702
Selling, general and administrative	14,481	9,790	46,271	39,783
	64,719	58,758	228,548	232,886

Income from operations	209,149	53,340	437,306	208,549

OTHER EXPENSE (NET)	(3,394)	(6,444)	(15,035)	(27,534)
Income before income taxes	205,755	46,896	422,271	181,015
INCOME TAX PROVISION	(69,978)	(14,577)	(116,791)	(64,621)
NET INCOME	$135,777	$32,319	$305,480	$116,394
Net loss attributable to noncontrolling interest	(693)	(719)	(3,521)	(2,831)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$136,470	$33,038	$309,001	$119,225
NET INCOME PER COMMON SHARE — BASIC	$3.98	$0.93	$8.95	$3.31
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	34,286	35,429	34,526	36,048
NET INCOME PER COMMON SHARE — DILUTED	$3.85	$0.92	$8.78	$3.27
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,487	35,887	35,189	36,463
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.30	$0.20	$1.00	$0.80

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Income before income taxes	205,755	$46,896	$422,271	$181,015
Taxes paid	(50,009)	(41,947)	(108,635)	(85,780)
Non-cash expenses	23,316	23,986	89,845	83,999
Increase in deferred revenue	202,912	22,910	527,034	113,962
Deferred revenue recognized	(79,209)	(37,396)	(321,313)	(163,354)
(Decrease) increase in operating working capital, deferred charges and other	(69,483)	72,328	(178,424)	(15,343)
Capital spending and capitalized patent costs	(10,789)	(7,625)	(38,540)	(33,466)
FREE CASH FLOW	222,493	79,152	392,238	81,033

Tax benefit from share-based compensation	625	331	625	2,457
Payments on long-term debt	—	—	(230,000)	—
Acquisition of patents	(100)	—	(4,900)	(20,000)
Long term investments	—	(6,029)	(2,000)	(12,623)
Proceeds from noncontrolling interests	6,804	6,808	6,804	9,358
Dividends paid	(10,286)	(7,093)	(31,135)	(28,937)
Share repurchases	—	(7,358)	(64,685)	(96,410)
Proceeds from other financing activities	—	—	—	4,500
Acquisition of business, net of cash acquired	(48,000)	—	(48,000)	—
Proceeds from issuance of senior convertible notes	—	—	—	316,000
Purchase of convertible bond hedge	—	—	—	(59,376)
Proceeds from issuance of warrants	—	—	—	42,881
Payment of debt issuance costs	—	—	—	(9,403)
Net proceeds from exercise of stock options	183	17	485	46
Unrealized (loss) gain on short-term investments	(507)	436	(379)	254
NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$171,212	$66,264	$19,053	$229,780

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2016	DECEMBER 31, 2015
ASSETS
Cash & short-term investments	$952,761	$933,708
Accounts receivable	228,464	53,868
Other current assets	39,894	23,391
Property & equipment and patents (net)	323,394	289,727
Other long-term assets (net)	183,340	173,791
TOTAL ASSETS	$1,727,853	$1,474,485

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$227,174
Accounts payable, accrued liabilities, taxes payable & dividends payable	65,288	66,570
Current deferred revenue, including customer advances	360,192	106,229
Long-term deferred revenue	261,013	289,039
Long-term debt & other long-term liabilities	286,992	263,578
TOTAL LIABILITIES	973,485	952,590
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	739,709	510,519
Noncontrolling interest	14,659	11,376
TOTAL EQUITY	754,368	521,895
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,727,853	$1,474,485

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$233,282	$86,777	$430,778	$114,499
Purchases of property, equipment, & technology licenses	(2,405)	(1,865)	(5,882)	(3,700)
Capitalized patent costs	(8,384)	(5,760)	(32,658)	(29,766)
Free cash flow	$222,493	$79,152	$392,238	$81,033

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814